UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     March 15, 2007

Golden West Brewing Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	_000-51808	90-0158978
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

945 West 2nd Street Chico, California  95928
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (530) 894-7906

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

       The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by Golden West Brewing Company, Inc., (the “Company”):

a.

On March 15, 2007, we completed the private placement of units, each unit consisting of one share of the Company’s Common Stock (“Common Stock”) and one Warrant exercisable to purchase one additional share of Common Stock at an exercise price of $0.40 per share for a period of two years from the date of issue (“Warrants”).  Collectively, the Common Stock and Warrants are, hereinafter, referred to as “Units”.  The private offering price is $0.35 per Unit.

b.

In total, we have sold 400,000 units.  Gross proceeds of the offering were $140,000 which proceeds will be used for working capital.  The units were sold to a total of three (3) investors, each of whom qualify as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

c.

The offering consisted of an aggregate of 400,000 shares of common stock and 400,000 warrants of the Company (the “Securities”).  In the offering, the Company paid no fees or commissions to persons who served as placement agents.

d.

The sale of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D thereunder.  Each of the investors in the offering qualified as an “accredited investor”.  In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer.  We did not engage in any public advertising or general solicitation in connection with this transaction, and we provided each investor in the offering with disclosure of all aspects of our business, including providing each investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information.  Based on our investigation, we believed that each accredited investor obtained all information regarding the Company that they requested, received answers to all questions posed and otherwise understood the risks of accepting our Securities for investment purposes.

e.

Not applicable.

f.

The proceeds of the offering will be used to provide working capital.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Golden West Brewing Company, Inc.

Date: March 19, 2007	By: /s/ John C. Power_____________ John C. Power President and Chief Executive Officer

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